UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 23, 2010

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer of Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of Principal Executive Offices)	(Zip Code)

805-447-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2010, Amgen Inc. (the “Company”) publicly announced the appointment of Robert A. Bradway, the current Chief Financial Officer, to serve as President and Chief Operating Officer. In connection with the promotion of Mr. Bradway, the Company also publicly announced the appointment of Michael A. Kelly, the current Chief Accounting Officer, to the additional position of Acting Chief Financial Officer of the Company. Messrs. Bradway and Kelly will assume these respective offices of the Company on May 11, 2010. In addition, the Company announced that George J. Morrow, Executive Vice President, Global Commercial Operations, has decided to retire effective January 31, 2011. Kevin Sharer, the Company’s current Chief Executive Officer and President will continue to serve as Chief Executive Officer and Chairman of the Board.

Appointment of President and Chief Operating Officer

On April 23, 2010, the Board of Directors of the Company (the “Board”) appointed Robert A. Bradway, age 47, to serve as the Company’s President and Chief Operating Officer effective as of May 11, 2010. Mr. Bradway joined the Company in 2006 as Vice President, Operations Strategy and was appointed Executive Vice President and Chief Financial Officer in April 2007. Previously, Mr. Bradway had an 18 year career at Morgan Stanley in New York and London where he was a managing director in investment banking. Mr. Bradway led Morgan Stanley’s healthcare practice in Europe for several years and also ran Morgan Stanley’s European banking department.

Mr. Bradway does not have an employment agreement with the Company. In connection with Mr. Bradway’s appointment as President and Chief Operating Officer of the Company, he will receive base compensation of $1,000,000, an increase of $82,000 from his current salary, and be eligible to receive an annual bonus, targeted at 100%, up from 80% currently, of base compensation, each effective as of May 11, 2010. In addition, Mr. Bradway received a grant on April 26, 2010 of 6,000 restricted stock units and 43,000 stock options issued pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).

Mr. Bradway is eligible to participate in the Company’s long-term compensation plans, savings, retirement, health and welfare plans on the same terms offered to all plan participants.

Appointment of Acting Chief Financial Officer

On April 23, 2010, the Board appointed Michael A. Kelly, age 53, to serve as the Company’s Acting Chief Financial Officer, effective as of May 11, 2010, in addition to his role as Chief Accounting Officer. Mr. Kelly has served as the Company’s Chief Accounting Officer since August 2005. Mr. Kelly also served from August 2005 to May 2007 as Vice President, Corporate Planning & Control and from May 2007 as Vice President, Finance. Mr. Kelly joined the Company in February 2003 as its Vice President, Finance for Process Development, Operations and Quality. From 2000 to 2002, Mr. Kelly was Vice President, Finance and Chief Financial Officer at Tanox, Inc., a biotechnology company. From 1998 to 2000, Mr. Kelly was Corporate Controller at Biogen, Inc., a biotechnology company. From 1981 to 1998, Mr. Kelly progressed through positions of increasing responsibility in finance at Monsanto Life Sciences Company and its subsidiaries ending with his tenure as Vice President, Finance with the Nutrition and Consumer sector.

Mr. Kelly does not have an employment agreement with the Company. His current base salary is $446,505 and he is eligible to participate in the Company’s Management Incentive Plan (“MIP”) at an incentive target of 40% of base salary.

In connection with Mr. Kelly’s assumption of the additional responsibilities of Acting Chief Financial Officer, he will receive base compensation of $490,000, an increase of $43,495 from his current salary. In addition, Mr. Kelly received a grant on April 26, 2010 of 25,000 restricted stock units issued pursuant to the 2009 Plan. Prior to his appointment as Acting Chief Financial Officer, the Company asked Mr. Kelly to relocate to Zug, Switzerland and preparations commenced for this expatriate assignment, including the recent sale of Mr. Kelly’s house. As a result, in connection with Mr. Kelly’s assignment as Acting Chief Financial Officer, the Company will continue to provide Mr. Kelly with a monthly housing allowance of $8,000 agreed to as part of his expatriate assignment.

Mr. Kelly is also eligible to participate in the Company’s long-term compensation plans, savings, retirement, health and welfare plans on the same terms offered to all plan participants.

Decision to Retire by Executive Vice President, Global Commercial Operations

On April 23, 2010, George J. Morrow, 58, Executive Vice President, Global Commercial Operations, announced his decision to retire from the Company effective January 31, 2011.

Additional Information

There are no family relationships between Mr. Bradway or Mr. Kelly and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

A copy of the press release announcing the appointments of Messrs. Bradway and Kelly and decision to retire by Mr. Morrow is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated April 26, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: April 26, 2010	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release dated April 26, 2010